Exhibit 10.5

FFLC BANCORP, INC.
2002 STOCK OPTION PLAN
INCENTIVE STOCK OPTION AWARD AGREEMENT
(EMPLOYEES)

Name and Address of
Participant:

        You have been granted an Incentive Stock Option to purchase shares of FFLC Bancorp, Inc. common stock (“Common Stock”) at a fixed price (the “Option Price”) subject to the terms and conditions of this Award Agreement and the FFLC Bancorp, Inc. 2002 Stock Option Plan (the “Plan”).

Number of Shares Subject to the Option Award:	__________ shares of FFLC Bancorp, Inc. common stock

Date of Grant:	_____________, 200__

Option Price:	$_______

Term of Option:	The term of this Incentive Stock Option shall be 10 years from the Date of Grant.

Vesting Schedule:	Subject to the limitations of this Stock Option Award Agreement, this Incentive Stock Option Award shall vest or become exercisable according to the following schedule:

Installment Vesting Date

Except as provided below, an installment shall not become exercisable on the otherwise applicable vesting date if you terminate employment prior to such vesting date.

Acceleration of Vesting in the Event of a Change in Control:

All unvested Incentive Stock Options shall immediately become exercisable and shall remain exercisable for the term of the Incentive Stock Option, regardless of termination of employment with the Company or the Bank. Incentive Stock Options exercised more than 90 days following termination of employment in connection with a Change in Control, will be treated as Non-Statutory Stock Options for tax purposes.

Payment of Option Price:

The Option Price may be paid in cash or Common Stock having a Fair Market Value on the exercise date equal to the total Option Price, or any combination of cash or Common Stock and, if the Committee permits, you may also conduct a cash-less exercise with a qualifying broker-dealer.

Effect of Termination of employment because of:

(a)	Death or Disability:

In the event you terminate service due to death or Disability, the entire unvested portion of your Incentive Stock Option Award will immediately vest and the unexercised portion of your Incentive Stock Option Award will remain exercisable for a period of two (2) years following termination of employment, or, if sooner, until the expiration of the term of your Incentive Stock Option. All Incentive Stock Options exercised more than one (1) year following termination of employment due to Death or Disability will be treated as Non-Statutory Stock Options for tax purposes.

(b)	Termination for Cause:

If you are terminated for Cause, all unvested Incentive Stock Options will immediately and automatically expire as of the effective date of your Termination for Cause. Your vested Incentive Stock Options may be exercised within 90 days of your Termination Date.

(c)	Retirement:

As of the effective date of your Retirement, you will forfeit all rights to your unvested portion of this Incentive Stock Option Award. Your vested portion will remain exercisable for a period of one (1) year from your Retirement date or, if sooner, until the expiration of the term of the Incentive Stock Option. All Incentive Stock Options exercised more than 90 days following your Retirement date will be treated as Non-Statutory Stock Options for tax purposes.

(d)	Other reasons:

Unless otherwise determined by the Committee, you may only exercise those Incentive Stock Options that are immediately exercisable as of the date of your termination of service. You forfeit all rights to any unvested Incentive Stock Options and your vested Invested Stock Options remain exercisable for a period of 90 days following your termination of service employment, or, if sooner, until the expiration of the term of your Incentive Stock Option.

Voting:

You have no rights as a shareholder with respect to any shares of Common Stock covered by this Incentive Stock Option Award until the date of issuance of a stock certificate for the Common Stock covered by this Incentive Stock Option Award following exercise of the Option.

Distribution:	Shares of Common Stock subject to this Incentive Stock Option Award will be distributed as soon as practicable upon exercise.

Tax Withholding:

(a) Exercise of Incentive Stock Option:

Currently, there are no regular federal or state income or employment tax liabilities upon the exercise of an Incentive Stock Option (see Incentive Stock Option Holding Period), although the excess, if any, of the Fair Market Value of the shares of Common Stock on the date of exercise over the Option Price will be treated as income for alternative minimum tax ("AMT") purposes and may subject you to AMT in the year of exercise. Please check with your tax advisor.

(b) Disqualifying Disposition:

In the event of a disqualifying disposition (described below), you may be required to pay FFLC Bancorp, Inc. or its Affiliates (based on the federal and state regulations in place at the time of exercise) an amount sufficient to satisfy all federal, state and local tax withholding.

(c) Incentive Stock Option Holding Period:

In order to receive Incentive Stock Option tax treatment under Section 422 of the Code, you may not dispose of shares acquired under an Incentive Stock Option Award (i) for two (2) years from the Date of Grant and (ii) for one (1) year after the date you exercise your Incentive Stock Option. You must notify the Company within ten (10) days of an early disposition of Common Stock (i.e., a "disqualifying disposition").

Designation of Beneficiary:

You may designate a beneficiary, on a form acceptable to the Committee, to receive rights under this Incentive Stock Option Award, in the event of your death. If a beneficiary is not designated the Award will become part of your estate.

Non-Transferability:	This Incentive Stock Option Award shall not be transferred, assigned, hypothecated, or disposed of in any manner by you other than by will or the laws of intestate succession.

Plan Governs:

Notwithstanding anything in this Incentive Stock Option Award Agreement to the contrary, the terms of this Incentive Stock Option Award Agreement shall be subject to the terms and conditions of the Plan, a copy of which may be obtained from the Company. This Incentive Stock Option Award Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Any capitalized terms shall have the meaning given to such terms in the Plan.

Neither the Plan nor this Award Agreement create any right on the part of any individual to continue in the employment of FFLC Bancorp, Inc. or any Affiliate of FFLC Bancorp, Inc.

Modification and Waiver:

The Committee may amend or modify this Incentive Stock Option Award from time to time, prospectively or retroactively; provided, however, that no such amendment or modification will adversely affect the rights of the Participant under this Award Agreement without his or her written consent.

        All decisions, determinations and interpretations of the Board of Directors, or the Committee thereof, in regards to the Plan and/or this Incentive Stock Option Award Agreement are final and conclusive.

        IN WITNESS WHEREOF, FFLC Bancorp, Inc. has caused this Award Agreement to be executed and said Participant has also executed this Award Agreement as of the ____day of __________, 200__.

FFLC BANCORP, INC. By:___________________________________ By:___________________________________ __________________